Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Paul G. Saari
Chief Financial Officer
(800) 497-7659
ATLANTIS PLASTICS ANNOUNCES
2005 FOURTH QUARTER AND FULL YEAR RESULTS
ATLANTA, GA – (March 17, 2006) Atlantis Plastics, Inc. (NASDAQ: ATPL) today announced its operating results for the fourth quarter and fiscal year ended December 31, 2005. Net sales for the fourth quarter of 2005 were $115.7 million, compared with $91.4 million for the fourth quarter of 2004. Operating income of $8.8 million was up 54% in the fourth quarter of 2005, compared with $5.7 million in the fourth quarter of 2004. Net income for the fourth quarter of 2005 was $2.6 million, or $0.32 per diluted share, compared with net income of $2.7 million, or $0.33 per diluted share, in the fourth quarter of 2004.
Net sales for the year ended December 31, 2005 were $424.3 million, compared with $347.8 million for 2004. Operating income, excluding the one-time charges discussed below, was $30.1 million in 2005, up 26% compared with $23.8 million for 2004.
Net income for the year ended December 31, 2005 was $6.7 million, or $0.81 per diluted share, compared with $11.5 million, or $1.42 per diluted share, for 2004.
On March 22, 2005, the Company entered into a new $220.0 million credit agreement. Borrowings under this agreement were used to pay a $103.2 million special dividend to shareholders and $4.4 million to holders of outstanding stock options in exchange for the cancellation of these options, both on April 8, 2005. Proceeds were also used to repay then existing senior secured debt of $83.9 million as well as to pay related fees and expenses. Net results for the year ended December 31, 2005 include a $3.8 million non-cash write-off of unamortized deferred financing costs on the previously existing senior debt, $0.6 million of cash costs associated with a financing effort that was not consummated, and $0.5 million of non-cash compensation expense relating to the cancellation of stock options.
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the fourth quarter of 2005 were $12.2 million, compared with $8.6 million for the fourth quarter of 2004. Atlantis’ gross margin and operating margin for the fourth quarter of 2005 were 16% and 8%, respectively, compared with 16% and 6%, respectively, for the comparable period in 2004. For the year ended December 31, 2005, EBITDA, gross margin and operating margin were $41.2 million, 15% and 7%, respectively, compared with $35.2 million, 16% and 7%, respectively, for 2004. EBITDA for 2005 was negatively impacted by the aforementioned $1.0 million in aggregate expenses relating to the Company’s unconsummated financing and the cancellation of stock options. Net debt (total debt less cash) as of December 31, 2005 was $199.0 million, compared with $87.7 million as of December 31, 2004. The increase in debt is primarily a result of the financing of the special dividend paid to shareholders, the payment to holders of outstanding stock options in exchange for the cancellation of these options, and the payment of related fees and expenses, discussed above.
Selling, general and administrative expenses for the fourth quarter of 2005 were $9.4 million, compared with $8.8 million for the fourth quarter of 2004. Selling, general and administrative expenses for the year ended December 31, 2005 were $36.1 million, compared with $32.7 million for the year ended December 31, 2004. Both increases were primarily due to higher incentive compensation costs. Additionally, the 2005 year was negatively impacted by the aforementioned $1.0 million in aggregate expenses relating to the Company’s unconsummated financing and the non-cash compensation expense relating to the cancellation of stock options.
Net interest expense for the fourth quarter of 2005 was $4.7 million, compared with $1.6 million for the fourth quarter of 2004. Net interest expense for the year ended December 31, 2005 was $18.8 million, compared with $5.6 million for the year ended December 31, 2004. Both increases were a result of the additional borrowings outstanding under the new credit agreement in connection with the one-time special dividend, option cancellations, and related fees and expenses. Additionally, net interest expense for 2005 includes the $3.8 million non-cash write-off of unamortized deferred financing costs on previously existing senior debt, as previously discussed.
Anthony F. Bova, President and Chief Executive Officer, said, “Overall, we are extremely pleased with our fourth quarter and full year 2005 operating results. In the fourth quarter, we increased gross profit by 25%, operating profit by 54% and EBITDA by 42%. For the full calendar year, excluding the impact of the write-off of unconsummated financing and option cancellation charges, we increased our gross profit by 15%, operating profit by 27% and EBITDA by 20%.
“In our Plastic Films segment, we achieved excellent operating results during a period characterized by unprecedented increases in raw material costs as a result of the production disruptions affecting the oil and gas industry caused by the Gulf Coast hurricanes. While many of our competitors declared force majeure, our focus on the maintenance of our resin supply channels allowed our Plastic Films manufacturing facilities to run all production lines without disruption and positioned our business to consistently meet the film demands of our customers. Our net sales volume (measured in pounds) increased 7% for the quarter and 4% for the full year. As a result of our continuing focus on inventory management and margin protection, our Plastic Films’ gross profit and operating profit for the fourth quarter of 2005 increased 25% and 56%, respectively, from the fourth quarter in 2004. For 2005, we increased our Plastic Films’ gross profit by 16% and operating profit by 27%, respectively, from the levels achieved in 2004. With the peaking of resin prices in the fourth quarter, we expect an inventory correction in the first half of 2006 as all end-users reduce inventory levels from the peak levels achieved in the fourth quarter of 2005.
“Our Injection Molding segment had excellent operating results, with strong customer demand in both our building products lines and our traditional custom injection molded business. For the fourth quarter of 2005, sales increased 17%, gross profit increased 34% and operating profit increased 96%. For the full year 2005, sales increased 16%, gross profit increased 16% and operating profit increased 31%, compared with the levels achieved in 2004. As we move into 2006, we believe that our Injection Molding business is positioned to see continued growth within the OEM appliance sector, as well as continued market penetration and expansion of our building products customer base.
“In our Profile Extrusion business, sales were up approximately 29% for the quarter and 37% for the full year, primarily resulting from the acquisition of LaVanture in the fourth quarter of 2004. Our fourth quarter operating results were negatively impacted by significant weakness in the RV sector and inefficiencies in manufacturing after the plant consolidation and integration of the LaVanture and Atlantis facilities in Elkhart, Indiana. Operating profit for the fourth quarter and full year 2005 decreased 38% and 17%, respectively, from the comparable periods in 2004. We have implemented a specific operating plan to improve the performance of this business segment.”
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch films are used to wrap pallets of materials for shipping or storage. Custom films are made-to-order specialty film products used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply, and recreational vehicle industries.
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2004 filed with the Securities and Exchange Commission.
Management believes its estimates are reasonable; however, undue reliance should not be placed on such estimates, which are based on current expectations. The information contained herein speaks as of the date hereof and the Company does not undertake any obligation to update such information as future events unfold.
Atlantis will hold its quarterly conference call to discuss operating results today at 11:00 a.m. eastern time. To participate in the conference call, please call 1-800-270-1153 (Participant code: 15045#).
For more information, please visit www.atlantisstock.com.
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ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(In thousands, except per share data)	2005	2004	2005	2004

Net sales	$115,735	$91,439	$424,326	$347,802
Cost of sales	97,541	76,899	359,176	291,334

Gross profit	18,194	14,540	65,150	56,468

Selling, general and administrative expenses	9,420	8,830	35,537	32,709
Costs of unconsummated financing	—	—	555	—

Operating income	8,774	5,710	29,058	23,759

Unamortized deferred financing cost write-off	—	—	(3,794)	—
Net interest expense	(4,707)	(1,635)	(15,048)	(5,643)
Other income	58	135	84	168

Income before provision for income taxes	4,125	4,210	10,300	18,284
Provision for income taxes	1,513	1,496	3,629	6,769

Net income	$2,612	$2,714	$6,671	$11,515

Basic earnings per share	$0.32	$0.35	$0.82	$1.49
Diluted earnings per share	$0.32	$0.33	$0.81	$1.42

Weighted average number of shares used in computing earnings per share (in thousands):
Basic	8,256	7,767	8,174	7,709
Diluted	8,256	8,199	8,221	8,131

Cash dividends paid per common share	$—	$—	$12.50	$—

ATLANTIS PLASTICS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(In thousands, except share and per share data)	2005	2004

ASSETS
Cash and cash equivalents	$178	$51
Accounts receivable (net of allowances of $1,835 and $1,228)	57,075	45,982
Inventories	41,667	38,186
Other current assets	7,513	4,760
Deferred income tax assets	3,694	3,978

Total current assets	110,127	92,957

Property and equipment, net	69,208	64,165
Goodwill, net of accumulated amortization	51,351	51,413
Other assets	8,226	4,759

Total assets	$238,912	$213,294

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Accounts payable and accrued expenses	47,944	40,315
Current maturities of long-term debt	1,970	6,955
Other current liabilities	356	733

Total current liabilities	50,270	48,003

Long-term debt	197,195	80,790
Deferred income tax liabilities	10,628	11,211
Other liabilities	702	1,013

Total liabilities	258,795	141,017

Commitments and contingencies	—	—

Shareholders’ (deficit) equity:
Class A Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 20,000,000 shares authorized, 6,113,158 and 5,556,566 shares issued and outstanding in 2005 and 2004, respectively	1	556
Class B Common Stock, $.0001 par value in 2005 and $0.10 par value in 2004, 7,000,000 shares authorized, 2,142,665 and 2,227,057 shares issued and outstanding in 2005 and 2004, respectively	—	223
Additional paid-in capital	—	12,595
Notes receivable from sale of common stock	—	(452)
Retained (deficit) earnings	(21,536)	59,355
Accumulated other comprehensive income, net of income taxes of $862	1,652	—

Total shareholders’ (deficit) equity	(19,883)	72,277

Total liabilities and shareholders’ (deficit) equity	$238,912	$213,294

ATLANTIS PLASTICS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 31,
(In thousands)	2005	2004

Cash Flows From Operating Activities
Net income	$6,671	$11,515

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,059	11,340
Loan fee and other amortization	5,677	1,029
Interest receivable from shareholder loans	(5)	31
Loss (Gain) on disposal of assets	38	(29)
Deferred income taxes	(1,199)	80
Change in operating assets and liabilities:
Accounts receivable	(11,093)	(6,381)
Inventory	(3,509)	(13,659)
Other current assets	(2,753)	(1,177)
Accounts payable, accrued expenses and other current liabilities	2,942	4,093
Other assets and liabilities	20	(297)

Net cash provided by operating activities	8,848	6,545

Cash Flows From Investing Activities
Capital expenditures	(16,917)	(12,943)
Purchase of business	—	(9,404)
Proceeds from asset dispositions	38	4
Net cash used for investing activities	(16,879)	(22,343)

Cash Flows From Financing Activities
Net (repayments) borrowings under revolving credit facility	(15,860)	11,058
Proceeds from new credit agreement	195,000	—
Repayments of term loans under new credit agreement	(600)	—
Payment of special dividend	(103,198)	—
Repayments under old term loans	(70,587)	(513)
Proceeds from issuance of long-term bonds	3,503	—
Repayments on bonds	(35)	—
Financing costs associated with credit agreements & unconsummated financing	(6,762)	(23)
Proceeds from exercise of stock options	2,522	1,009
Income tax benefit from employee stock options	3,718	483
Repayments on notes receivable from shareholders	457	834

Net cash provided by financing activities	8,158	12,848

Net increase (decrease) in cash and cash equivalents	127	(2,950)
Cash and cash equivalents at beginning of period	51	3,001

Cash and cash equivalents at end of period	$178	$51

Supplemental disclosure of non-cash activities
Non-cash reduction of accounts receivable and accounts payable in connection with supplier agreements	$914	$851

ATLANTIS PLASTICS, INC.
SEGMENT/TREND INFORMATION

	2005					2004
(In millions)	Year	Q4	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1

PLASTIC FILMS VOLUME (pounds)	284.0	74.0	75.3	65.8	68.9	273.6	68.9	69.9	68.9	65.9

NET SALES
Plastic Films	$272.9	$78.8	$66.0	$62.4	$65.7	$222.3	$60.6	$56.9	$54.1	$50.7
Injection Molding	116.1	27.9	32.0	30.1	26.1	99.9	23.9	26.1	26.1	23.8
Profile Extrusion	35.3	9.0	8.6	9.1	8.6	25.6	6.9	6.4	6.6	5.7

Total	$424.3	$115.7	$106.6	$101.6	$100.4	$347.8	$91.4	$89.4	$86.8	$80.2

GROSS MARGIN
Plastic Films	15%	15%	15%	15%	14%	16%	16%	16%	15%	15%
Injection Molding	16%	16%	16%	17%	13%	16%	14%	16%	17%	16%
Profile Extrusion	19%	18%	16%	20%	20%	23%	21%	24%	25%	23%

Total	15%	16%	15%	16%	14%	16%	16%	17%	16%	16%

OPERATING MARGIN
Plastic Films	6%	7%	6%	6%	4%	6%	6%	6%	6%	6%
Injection Molding	8%	10%	9%	10%	5%	7%	6%	8%	8%	8%
Profile Extrusion	8%	5%	6%	10%	11%	13%	10%	14%	15%	12%

Total	7%	8%	7%	8%	5%	7%	6%	7%	7%	7%
RECONCILIATION OF NET (LOSS) INCOME TO EBITDA(1)

	2005					2004
(In millions)	Year	Q4	Q3	Q2	Q1	Year	Q4	Q3	Q2	Q1

Net income (loss)	$6.7	$2.6	$2.0	$2.4	$(0.3)	$11.5	$2.7	$3.2	$3.1	$2.5
Net interest expense	15.0	4.7	4.5	4.1	1.7	5.6	1.6	1.3	1.4	1.3
Unamortized deferred financing cost write-off (2)	3.8	—	—	—	3.8	—	—	—	—	—
Provision (benefit) for income taxes	3.6	1.5	1.0	1.3	(0.2)	6.8	1.5	1.9	1.9	1.5
Depreciation and amortization	12.1	3.4	2.9	2.9	2.9	11.3	2.8	2.7	2.9	2.9

EBITDA	$41.2	$2.2	$10.4	$10.7	$7.9	$35.2	$8.6	$9.1	$9.3	$8.2

(1)	EBITDA as presented is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is a non-GAAP financial measure and has material limitations resulting from the exclusion of certain financial statement items when used as a financial measure, in particular because it does not include interest, taxes, depreciation and amortization. However, the Company believes EBITDA is a useful financial metric used by investors to assess financial operating performance, and in addition, some of the Company’s debt covenant calculations and incentive target calculations include EBITDA.

(2)	Unamortized deferred financing cost write-off is a component of interest expense and has been shown separately for informational purposes.